PHOENIX - EQUITY TRUST

CIK Number 0000034273

Annual 6-30-05 Filing


Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows for Series 1-- Aberdeen Worldwide Opportunities Fund:

72DD1/72DD2-Series 1
Class A 1259, Class B 32 and Class C 18.

73A1/73A2- Series 1
Class A .0970, Class B .0450 and Class C .0450.

74U1/74U2- Series 1
Class A 11,983, Class B 667, and Class C 377

74V1/74V2- Series 1
Class A $8.38, Class B $7.65, and Class C $7.62